EXHIBIT 99.1

                   SBE ANNOUNCES APPOINTMENT OF GREG YAMAMOTO
  AS CHIEF EXECUTIVE OFFICER AND PRESIDENT AND MEMBER OF THE BOARD OF DIRECTORS

San Ramon, CA - March 6, 2005 -- SBE Inc. (NASDAQ: SBEI), a leading provider of high-performance Internet Protocol (IP) based storage and networking solutions for original equipment manufacturers (OEMs), today announced that Daniel Grey resigned from his positions as Chief Executive Officer and President of the company. Mr. Grey also resigned from the company's board of directors. Although Mr. Grey's resignation was effective on March 3, 2006, Mr. Grey has agreed to assist the company in a non-executive capacity until April 15, 2006, or such earlier time as may be requested by the board of directors. Mr. Grey has served as the company's Chief Executive Officer and President since January 1, 2005.

On March 3, 2006, the SBE board of directors appointed Greg Yamamoto, 50, as Chief Executive Officer and President and as a member of the board of directors of the company, effective immediately. Mr. Yamamoto was previously the company's Executive Vice President and joined the company following the company's acquisition of PyX Technologies, Inc. in July 2005. Mr. Yamamoto served as the Chief Executive Officer of PyX from January 2005 until its acquisition by the company. Prior to joining PyX, Mr. Yamamoto served as Senior Director of Business Development for the Storage and Communications Division of LSI Logic, Inc., a developer and manufacturer of integrated circuits and storage systems, from July 2000 through December 2004.

ABOUT SBE

SBE designs and provides IP-based networking solutions for an extensive range of applied computing applications. SBE delivers a portfolio of scalable, standards-based hardware and software products, including iSCSI and VoIP, designed to enable optimal performance and rapid deployment across a wide range of next-generation communications and storage systems. Based in San Ramon, California, SBE is a publicly traded company (NASDAQ: SBEI) with products sold worldwide through direct sales, OEMs and system integration partners. More information is available at www.sbei.com.


For more information, contact:

SBE, Inc.
Elaine Chin, (925) 355-7604
ychin@sbei.com